Exhibit 99

Dear Shareholder:

Please find enclosed the financial results for GrandSouth Bancorporation for the quarter ended September 30, 2009. As you will see from the enclosed information, our company continues to struggle with the difficult economy. Higher credit and deposit insurance costs have resulted in lower earnings for the quarter and year-to-date periods when compared to comparable timeframes for 2008. We have, however seen some positive signs that earnings will come back strong as credit issues subside. Net interest margin has improved significantly moving from 3.51% for the year-to-date period ending December 31, 2008 to 3.69% through September 30, 2009 and 4.20% for the month of September 2009. Net interest income for the third quarter of 2009 equaled $3.58 million versus $3.08 million for the same period of 2008, or growth of 16% before the effects of provision expense. Non performing assets equaled 3.73% at September 30, 2009, a decline from 3.88% at June 30, 2009 but well above the level of 2.10% as of December 31, 2008.

Total assets declined $4 million to $371 million at September 30, 2009 or 1% below the balance at December 31, 2008 of $375 million. Loans, net of reserves, grew by less than 1% to $300 million at September 30, 2009 versus $298 million at December 31, 2008. Deposits equaled $303 million at September 30, 2009, a decline of $8 million from the balance of $311 million at December 31, 2008. The company's capital accounts remain above the well capitalized regulatory guidelines with total risk based capital at quarter end equal to 14% of risk based assets versus a regulatory guideline of 10%.

Net income for the nine months ended September 30, 2009 equaled $153 thousand. Following the amortization (accretion) and payment of preferred stock dividends, net income available for common shareholders amounted to a loss of $269 thousand or $.08 per share, diluted. This compares with net income of $1.7 million or $.48 per common share, diluted for the same period of 2008. For the third quarter ended September 30, 2009, the company produced a net loss of $400 thousand and a net loss available to common shareholders of $546 thousand or $.15 per common share, diluted. This compares with net income of $472 thousand and $.13 per common share, diluted for the same period of 2008. Earnings for the period were impacted by higher provision expense as the company increased reserves for possible loan losses during the year. For the nine months ended September 30, 2009, provision expense equaled $4.2 million compared to $1.4 million for the same period of 2008. For the third quarter ended September 30, 2009, provision expense equaled $2.3 million versus $670 thousand for the third quarter of 2008. The company's reserve for loan losses equaled 1.81% of gross loans at September 30, 2009 versus 1.36% at December 31, 2008. Higher deposit insurance costs also negatively impacted earnings as FDIC assessments increased to $473 thousand for the nine months ended September 30, 2009 versus $158 thousand for the same period of 2008.

All sectors of the economy have suffered with the current recession. The financial results for GrandSouth certainly show the impact that the economy has had on our customers. The economy is showing signs of growth in the current quarter and we are hopeful this growth will translate into lower credit costs and declining problem assets over the next few quarters. We continue to manage the company in a manner that we believe will provide for earnings growth as the economic recovery takes hold, while holding the line on controllable expenses to maximize current earnings. GrandSouth is a "well capitalized" financial institution under the regulatory capital guidelines and we believe the company is positioned to take advantage of opportunities for profitable growth in the months ahead.

As always, we appreciate your continued support.


Mason Y. Garrett, Chairman




Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., October 30, 2009 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced net earnings of $153 thousand for the nine months ended September 30, 2009. Net income available to common shareholders after amortization (accretion) of preferred stock and dividends paid on preferred shares equaled a loss of $269 thousand or $.08 per share, diluted for the nine month period. Net income for the same period in 2008 equaled $1.71 million or $.48 per share, diluted. Net income for the quarter ended September 30, 2009 equaled a loss of $400 thousand with net income available to common shareholders equal to a loss of $546 thousand or $.15 per share, diluted compared to net income of $472 thousand or $.13 per share, diluted for the quarter ended September 30, 2008.

Total assets ended the quarter at $371 million, a decrease of 1% over total assets of $375 million at December 31, 2008. Loans, net of reserves for losses, grew to $300 million, an increase of less than 1% above year end 2008 totals of $298 million. Deposits equaled $303 million at September 30, 2009, compared to $311 million at December 31, 2008, a decrease of 2%.

The decline in earnings was largely due to an increase in provision expense as the company increased reserves for loan losses. Provisions to the allowance for loan losses equaled $4.15 million during the nine month period ended September 30, 2009 compared to $1.39 million for the first nine months of 2008. For the quarter ended September 30, 2009 provision expense equaled $2.3 million versus $670 thousand for the year earlier period. Net interest margin for the year-to-date period improved to 3.69% at September 30, 2009 versus 3.51% at December 31, 2008. Nonperforming assets equaled 3.73% of total assets at September 30, 2009 compared to 2.10% at December 31, 2008.

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C., 325 South Main Street, Fountain Inn, S.C. and at 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)
                                              At September 30,   At December 31,
                                                    2009            2008 (1)
                                                (Unaudited)        (Audited)
ASSETS
Cash and Due From Banks ......................    $ 12,551          $ 11,211
Investment Securities ........................      42,017            51,304
Loans, net ...................................     299,657           297,523
Other Assets .................................      16,599            14,979
                                                  --------          --------

Total Assets .................................    $370,824          $375,017
                                                  ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits .................    $ 16,483          $ 15,331
Interest bearing deposits ....................     286,781           295,554
                                                  --------          --------
            Total deposits ...................     303,264           310,885

Borrowings ...................................      32,247            37,247
Other liabilities ............................       2,376             2,712
                                                  --------          --------
            Total liabilities ................     337,887           350,844

Shareholders' equity .........................      32,937            24,173
                                                  --------          --------

Total liabilities and shareholders' equity ...    $370,824          $375,017
                                                  ========          ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                    Three Months                   Nine months
                                                                                    ------------                   -----------
                                                                                  Ended September 30,          Ended September 30,
                                                                                  -------------------          -------------------
                                                                                  2009          2008           2009           2008
                                                                                  ----          ----           ----           ----
Total interest income ....................................................      $  5,607       $  6,135      $ 16,646       $ 18,982

Total interest expense ...................................................         2,026          3,058         6,706          9,419
                                                                                --------       --------      --------       --------
            Net interest income ..........................................         3,581          3,077         9,940          9,563

Provision for possible loan losses .......................................         2,300            670         4,150          1,385
                                                                                --------       --------      --------       --------

            Net interest income after provision for possible
                 loan losses .............................................         1,281          2,407         5,790          8,178

Total noninterest income .................................................           188            261           644            602

Total noninterest expense ................................................         2,095          1,931         6,262          6,115
                                                                                --------       --------      --------       --------
            Income (loss) before taxes ...................................          (626)           737           172          2,665

Income tax expense (benefit) .............................................          (226)           265            19            954
                                                                                --------       --------      --------       --------
            Net Income (loss) ............................................      $   (400)      $    472      $    153       $  1,711
                                                                                ========       ========      ========       ========

Deductions for amounts not available to common shareholders
            Net amortization (accretion) of preferred stock ..............            23                           66
            Dividends declared and accumulated on preferred stock ........           123                          356
                                                                                --------       --------      --------       --------
            Net income (loss) available to common shareholders ...........      $   (546)      $    472      $   (269)      $  1,711
                                                                                ========       ========      ========       ========
NET INCOME (LOSS) PER COMMON SHARE, BASIC ................................      $  (0.15)      $   0.14      $  (0.08)      $   0.50
                                                                                ========       ========      ========       ========
NET INCOME (LOSS) PER COMMON SHARE, DILUTED ..............................      $  (0.15)      $   0.13      $  (0.08)      $   0.48
                                                                                ========       ========      ========       ========

(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.